UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 6, 2008

(Date of Report)

May 3, 2008

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On Saturday May 3, 2008, the recovery boiler at International Paper Company’s Vicksburg, Mississippi facility exploded. This explosion resulted in one fatality and injuries to 17 others. All were employees of other companies, contractors working on the site. The mill had been undergoing its annual maintenance outage and was in the process of starting back up when the incident occurred.

Our first concern is for the safety and well being of the people working on the site. Historically the mill has had an excellent safety record, and this accident is the first of its kind in the mill’s 40-year history.

Current Status

The situation is now contained and an investigation is underway. The mill is not currently operating.

At this point, it is too early to predict an estimated start-up date and how this will impact the mill employees. It will take time to understand the full extent of the damage and the costs that would be incurred to rebuild the boiler.

The loss of the Vicksburg mill capacity will tighten our supply/demand balance, however, we will make every effort to meet our customers’ needs on a case by case basis.

Financial impact

The Company has business interruption insurance and property damage insurance, which for these types of events are subject to deductibles and retention amounts up to $20 million. However, it is still too early in the investigation to determine the amount of any loss potentially not covered by insurance. Our primary insurance provider is Factory Mutual Global.

Mill facts

The Vicksburg Mill, built in 1967, employs approximately 300 people and has one paper machine that produces 560,000 tons of linerboard, which goes into the production of corrugated boxes. The mill’s production represents approximately 10.5 percent of International Paper’s linerboard capacity, and 1.5 percent of the industry’s North America capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY (Registrant)

By:	/s/ Maura Abeln Smith

Name: Title:	Maura Abeln Smith Senior Vice President, General Counsel and Corporate Secretary

Date: May 6, 2008